Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), is made as of this 30th day of June, 2008 (the “Effective Date”) by and between Vital Images, Inc., a Minnesota corporation (the “Company”) and Philip I. Smith (the “Executive”).

BACKGROUND

1.             Executive is currently the Executive Vice President of Corporate Development and Strategic Planning for the Company.

2.             The Company and Executive have entered into an Employment Agreement dated September 8, 2005 (the “Employment Agreement”), and a Change in Control Agreement dated April 29, 2004 (the “Change in Control Agreement”).

3.             The Company and Executive have entered into various agreements regarding stock options and restricted stock.  These agreements are the following: Incentive Stock Option Agreement dated February 28, 2003; Non-Statutory Stock Option Agreement dated February 28, 2003; Incentive Stock Option Agreement dated August 7, 2003; Non-Statutory Stock Option Agreement dated August 7, 2003; Incentive Stock Option Agreement dated February 5, 2004; Non-Statutory Stock Option Agreement dated February 5, 2004; Non-Statutory Stock Option Agreement dated February 15, 2005; Restricted Stock Award Agreement dated February 15, 2005; Non-Statutory Stock Option Agreement dated September 8, 2005; Restricted Stock Award Agreement dated September 8, 2005; Non-Statutory Stock Option Agreement dated March 9, 2006; Non-Statutory Stock Option Agreement dated February 2, 2007; and Restricted Stock Award Agreement dated February 28, 2007.

All shares underlying options exercisable by Executive as of the Termination Date pursuant to the option agreements shall be referred to as Executive’s “Options” and all shares of restricted stock that have been granted to Executive pursuant to the restricted stock agreements and have vested as of the Termination Date shall be referred to as Executive’s “Restricted Stock.”  The agreements regarding Options shall collectively be referred to as the “Option Agreements,” and the agreements regarding Restricted Stock shall collectively be referred to as the “Restricted Stock Agreements.”  All Option Agreements and Restricted Stock Agreements were entered into pursuant to and are governed by the Company’s 1997 Stock Option and Incentive Plan (the “1997 Plan”).

4.             The Company and Executive have decided to terminate Executive’s employment with the Company as of July 31, 2008 (the “Termination Date”).

5.             The Company and Executive desire to resolve all present and potential issues between them relating to Executive’s employment and termination of Executive’s employment, and have agreed to a full resolution of any such issues as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and in the Release referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.             Termination of Employment. Executive’s employment with the Company shall terminate as of the Termination Date. On the Termination Date, Executive shall cease to be an employee of the Company without further action by either party.  For purposes of this Agreement “Executive” shall mean the undersigned Executive and anyone who has obtained any legal rights or claims through him, and “Company” shall mean Vital Images, Inc., its parent company, their subsidiaries, successors and assigns, their affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former directors, officers, officers, employees, representatives and agents (including, without limitation, its accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to employees or former employees of Company, in their official or individual capacities.

2.             Earned Compensation. The Company shall pay Executive all earned base salary through the Termination Date, as well as the amount accrued for Executive’s vacation time through the Termination Date.  Executive will continue to participate in all Executive benefit plans in which he is currently a participant, in accordance with the terms of such plans, through the Termination Date.

3.             Executive’s Options and Restricted Stock. All vesting or exercise rights, limitations, restrictions or other terms or conditions related to Executive’s Options and Restricted Stock shall remain subject to and governed by the respective agreements and the 1997 Plan, except that Article 9 of the Option Agreements and Article 3(d) of the Restricted Stock Agreements shall be deleted and of no effect as of the Termination Date.

4.             Company’s Obligations and Separation Agreements.  In consideration for Executive’s promises contained herein, specifically including, but not limited to, Executive’s Obligations as set forth in Paragraph 5, Company agrees to provide Executive with the following benefits:

A.    The Company will pay Executive severance pay in the amount of One Hundred Ninety Thousand Dollars ($190,000.00).  The severance pay will be paid on the Company’s first regular payroll date after the expiration of any applicable rescission periods, as set forth in Paragraph 7.  All payments shall be subject to applicable taxes and withholding.

B.    Executive, pursuant to federal and state law, may, for a period of eighteen (18) months following the Termination Date (“COBRA Period”), continue the group medical and dental insurance coverage previously provided to Executive by Company.  Executive will be required to pay the entire premium for such benefits for any portion of the COBRA Period that Executive elects to continue COBRA coverage.  The benefit described in this paragraph B is provided in exchange for the release of Executive’s claims under the Age Discrimination in Employment Act (“ADEA) and is the only consideration provided for this purpose.

C.    Company shall allow Executive to retain the laptop computer, cell phone and cell phone number issued by or through the Company to Executive; however, Executive shall remove or destroy any Company property or information identified by the Company contained on the laptop computer and cell phone no later than the date of this Agreement, to the satisfaction of the Company.  For such purpose, on the date this Agreement is signed by Executive, Executive shall give access to Company to the laptop computer and cell phone.  Cell phone expenses after the Termination Date will be the full responsibility of Executive.

5.             Executive’s Obligations.  As material inducement to Company in entering into this Agreement and providing the consideration described in Paragraph 4, Executive hereby agrees as follows:

A.    General Release of Claims. Executive knowingly and voluntarily releases and forever discharges Company, to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, Executive have or may have against Company as of the date the Executive signs this Agreement, including, but not limited to:

i.    All claims arising out of or relating to Executive’s employment with Company and the termination of Executive’s employment; and

ii.   All claims arising out of or relating to statements, actions, or alleged omissions of Company; and

iii.  All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal or any other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, 42 U.S.C. sec. 1981; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act; the O.C.G.A. and its counterparts; the Fair Credit Reporting Act; and state and local human rights acts;

iv.  All claims for alleged wrongful discharge; breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; Executive’s activities, if any, as a “whistleblower;” defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; batter; false imprisonment; invasions of privacy; interference with contractual or business relationships; any other wrongful employment practices or violation of any common law; and

v.   All claims for compensation of any kind, including without limitation, bonuses, commissions, vacation pay, and expense reimbursements; and

vi.  All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

vii. All claims for attorney’s fees, costs and interest.

However, by signing this Agreement Executive does not waive any claims that may arise after the date on which Executive signs this Agreement, the right to take legal action to enforce the terms of this Agreement, or any claims that the law does not allow Executive to waive in a private agreement such as this, including, without limitation, the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights agency.  Executive agrees to waive, however, his right to any monetary recovery should the EEOC or any state or local human rights agency pursue any claims on Executive’s behalf in a private agreement such as this.

Should Executive bring any claims against Company, Executive agrees to immediately return all payments made to Executive under Paragraph 4 of this Agreement, other than the payments provided in exchange for the release of claims under the ADEA.  Executive further agrees that if Executive fails to do so, the payments made in Paragraph 4 of this Agreement, other than those provided in exchange for the release of claims under the ADEA, may be offset against any payments that Company is ordered by a court or administrative agency to make to Executive.

B.      Covenant Not To Sue.  Executive agrees that he will not initiate any litigation to pursue claims which Executive released in this Paragraph 5.  This covenant does not apply to litigation challenging the validity of this Paragraph 5.  Further, Executive agrees to pay Company’s attorney’s fees if Executive breaches the covenant not to sue contained in this Section 5.B.

C.      Company Property.  Subject to Section 4.C. of this Agreement, Executive will return all property belonging to Company no later than two weeks after the Termination Date, whether such property is currently on or off the premises of Company, including, without limitation, any and all computer hardware or computer software.  The company will turn off access to the Company network on the Termination Date.

D.      Confidentiality and Loyalty.  Executive acknowledges and reaffirms his continuing obligations to Company regarding confidentiality and loyalty pursuant to the Employment Agreement and as exist by operation of law.  Executive also agrees not to disclose the terms and conditions of this Agreement, other than to Executive’s spouse or significant other, attorneys, tax preparer, and other individuals or entities that need to know the terms and conditions to provide services on Executive’s behalf or as required by law.

E.       Non-Disparagement.  Executive agrees that he shall not disparage or defame Company in any respect.

F.       Expense Reimbursement.  Executive shall have sixty (60) days from the Termination Date to submit Executive’s last expense report.  Company reserves its right to review and deny payment on any expenses submitted by Executive that do not comply with Company policies and procedures regarding expense reimbursement.

G.      Bring-down Release.  Executive agrees to provide a “bring down” release in the form attached hereto as Schedule A and incorporated herein by this reference.  This bring-down release will be signed by Executive on the Termination Date, except in the event of his death or disability prior to the Termination Date.  Executive acknowledges that the money and benefits received and to be received by Executive by entering into this Agreement are beyond what Executive would receive if he did not enter into the Agreement and that they are provided by Company in exchange for the releases and agreements provided by Executive herein and in Schedule A.

H.      Transition Services. Between the date of this Agreement and the Termination Date, Executive agrees to provide transition services to the reasonable satisfaction of the Company’s President and Chief Executive Officer.  Executive acknowledges that (i) the transition services must be performed on a regular basis until the Termination Date; and (ii) Executive’s agreement to perform the transition services is a material inducement for the Company to enter into this Agreement and provide the benefits set forth herein.

I.        Remedies.  Executive acknowledges that any breach of any of the promises set forth in this Paragraph 5 will cause Company irreparable harm for which there is no adequate remedy at law and Executive therefore consents to the issuance by any court of competent jurisdiction of any injunction in favor of Company enjoining the breach of any of those promises.  If any promise made by Executive in this Paragraph 5 or Paragraph 6 should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, Executive agrees that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of that promise to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law.  Executive further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to Company.

6.             Non-Compete Restrictions.  In exchange for the Company’s agreements, covenants and promises set forth in this Agreement, which Executive acknowledges are adequate consideration for his obligations in this Paragraph 6, Executive agrees that Executive shall not, directly or indirectly, on behalf of himself or a third party, for a period of eighteen (18) months following the Termination Date (“Restricted Period”), do any of the following:

1.     Own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, or be connected in any manner with any person or entity which manufactures, sells, solicits, offers, offers to provide, or provides any Competitive Products and Services, unless such employment is by a large diversified entity and on a basis such that Executive will have no involvement whatsoever with the provision of Competitive Products and Services during the Restricted Period.  For purposes of this Agreement, Competitive Products and Services shall include all products and services similar to or the same as those offered by Company to its customers involving advanced medical visualization and analysis software technologies beyond MIP (Minimum Intensity Projection) and MPR (Multi Planar Reformation) that allow for analysis, manipulation, and distribution of images, such as radiological studies, in 2D, 3D and 4D.  This restriction applies worldwide, and Executive agrees and acknowledges a worldwide restriction is reasonable in scope given the Company’s worldwide territory;

2.     Solicit customers or the business of any person, firm, corporation or other entity who is or who was a customer or account of Company or any of Company’s affiliates and subsidiaries while Employee was employed by Company, including but not limited to resellers or distributors of Company products or services, or accept business from any person, firm, corporation or other entity who is or who was a customer or account of Company or any of Company’s affiliates and subsidiaries while Executive was employed by Company, for the purpose of selling to such customer or account any Competitive Product or Service; and

3.        Induce or seek to induce any person employed with Company or its affiliates as of the Separation Date to discontinue that person’s employment with Company and/or solicit, recruit, hire or participate in any other person’s or entity’s effort to hire an employee of Company.

7.             Executive’s Understandings. Executive acknowledges and represents that:

A.    Executive understands that he has the right to consult with an attorney regarding the meaning and effect of this Agreement.

B.    Executive also understands that he has twenty-one (21) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether or not to sign this Agreement. Executive further understands that he need not use the full twenty-one (21) calendar days, and that if he signs this Agreement before the expiration of the twenty-one (21) day period he does so voluntarily and of his own free will.  Executive agrees that the date on which he received this Agreement is accurately reflected in Paragraph 15 of this Agreement.

C.    Executive understands that he may rescind (that is, cancel) within seven (7) calendar days of signing the Agreement and the Bring-Down Release with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”) and that he may rescind within fifteen (15) calendar days of signing the Agreement or the Bring-Down Release, as applicable, with respect to claims arising under the Minnesota Human Rights Act (“MHRA Rescission Period”) (collectively, “Rescission Periods”).  To be effective, the rescission must be in writing, delivered to Company at 5850 Opus Parkway, Suite 300, Minnetonka, MN 55343-4414 ATTN: Cindy Edwards, within the applicable rescission period, or sent to Company, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

8.             Cancellation of Agreement By Company.  If Executive exercises his right of rescission under Paragraph 7.C. of this Agreement, Company will have the right, exercisable by written notice delivered to Executive, to terminate this Agreement in its entirety, in which event Company will have no obligation whatsoever to Executive hereunder.  If Executive exercises his right of rescission under Paragraph 7.C. of this Agreement, and Company does not exercise its right to terminate this Agreement hereunder, the remaining provisions of this Agreement (including specifically the remaining provisions of Paragraph 5 or Paragraph 6 of this Agreement) shall remain valid and continue in full force and effect.

9.             Performance By Executive.  Nothing contained herein shall operate as a waiver or an election of remedies by Company should Executive fail to perform any duty or obligation imposed upon him hereunder.  Notwithstanding anything contained herein to the contrary, this Agreement and the duties and obligations of Executive hereunder shall continue in full force and effect irrespective of any violation of any term or provision of this Agreement by Executive.

10.           No Admission Of Liability.  The parties agree that this Agreement shall not be considered an admission of liability by Company.  Company expressly denies that it is in any way liable to Executive or that it has engaged in any wrongdoing with respect to Executive.

11.           Executive’s Acknowledgments.  Executive acknowledges and represents that:  (a) he has read this Agreement and understands its consequences; (b) he has received adequate opportunity to read and consider this Agreement; (c) he has received adequate opportunity to consult an attorney regarding this Agreement, and either has consulted an attorney or decided of his own free will not to consult an attorney; (d) he has determined to execute this Agreement of his own free will and acknowledges that he has not relied upon any statements or explanations made by Company regarding this Agreement; (e) the promises of Company made in this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by Executive in this Agreement and Schedule A, (f) he is the legal party in interest in this Agreement, with legal title to all rights and claims asserted and hereby released; and (g) he has not filed for bankruptcy or assigned or transferred any rights against Employer to any other person or entity.

12.           Entire Agreement.  Except with regard to the Option Agreements and the Restricted Stock Agreements, as such as governed by the 1997 Plan and as modified herein, and Paragraphs 3.4, 3.5, 3.6, 3.8, 4.5 and 4.6 of the Employment Agreement, this Agreement contains the entire agreement between Company and Executive and supersedes and cancels any and all other agreements, including the Change in Control Agreement and any other agreement, whether oral or in writing, between Company and Executive with respect to Executive’s employment with the Company, the termination of Executive’s employment and the subject matter referred to herein.

13.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota. All actions regarding this Agreement shall be brought in a state or federal court in the State of Minnesota.

14.           Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	Vital Images, Inc.
5850 Opus Parkway
Suite 300
Minnetonka, MN 55343-4414
Attention: General Counsel

If to Executive:	Philip I. Smith
4503 Browndale Ave.
Edina, MN 55424

15.           Effective Date.  This Agreement was provided to Executive on June 11, 2008.  If Executive desires to accept this Agreement, Executive shall execute the Agreement and return the same to Company at the address set forth in Paragraph 14.

16.           Counterparts.  This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party.  Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

VITAL IMAGES, INC.

6/30/08	By	/s/ Michael H. Carrel
Dated:	Michael H. Carrel

	Its:	President and Chief Executive Officer

6/30/08	/s/ Philip I. Smith
Dated:	Philip I. Smith

Schedule A

Executive’s “Bring-down” Release

This Bring-down Release Agreement is entered into as of July 31, 2008 by Philip I. Smith, a resident of the State of Minnesota (“Executive”).

1.             Definitions.  We intend all words used in this Bring-down Release to have their plain meanings in ordinary English.  Specific terms we use in this Bring-down Release have the following meanings:

A.            Executive, as used herein, shall include the undersigned Executive and anyone who has obtained any legal rights or claims through the undersigned Executive.

B.            Company, as used herein, shall at all times mean Vital Images, Inc., its parent company, its subsidiaries, successors and assigns, their affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former directors, officers, Executives, representatives and agents (including, without limitation, their accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to employees or former employees of Company, in their official or individual capacities.

C.            Executive’s Claims, as used herein, means all of the rights Executive, has on or prior to the date hereof, to any relief of any kind from Company, whether or not Executive now knows about those rights, arising out of or relating to Executive’s employment with Company and the termination of Executive’s employment; all claims arising out of or relating to statements, actions, or alleged omissions of Company; all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal or any other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, 42 U.S.C. sec. 1981; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act; the O.C.G.A. and its counterparts; the Fair Credit Reporting Act; state and local human rights acts;  all claims for alleged wrongful discharge; breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; Executive’s activities, if any, as a “whistleblower;” defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices or violation of any common law; all claims for compensation of any kind, including without limitation, bonuses, commissions, vacation pay, and expense reimbursements; all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and all claims for attorney’s fees, costs and interest; and any other claims for unlawful employment practices arising on or prior to the date hereof; provided, however, that the term “Executive’s Claims” shall in no event include Executive’s rights to receive the payments, benefits and continuing protections provided under the June 30, 2008 Separation Agreement between Executive and Company.

2.             Executive’s Obligations.  As material inducement to Company in entering into the Separation Agreement, and specifically in consideration for the payments and benefits, as set forth in more detail in the Separation Agreement, Executive hereby agrees as follows:

A.            Release.  Executive agrees to release all Executive’s Claims.  However, by signing this Bring-down Release Executive does not waive any claims that may arise after the date on which Executive signs this Bring-down Release, the right to take legal action to enforce the terms of this Bring-down Release, or any claims that the law does not allow Executive to waive in a private agreement such as this, including, without limitation, the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights agency.  Executive agrees to waive, however, his right to any monetary recovery should the EEOC or any state or local human rights agency pursue any claims on Executive’s behalf.

B.            Covenant Not To Sue.  Executive agrees that he will not initiate any litigation to pursue claims which Executive released in Section 2.A.  This covenant does not apply to any litigation challenging the validity of this Section 2.  Further, Executive agrees to pay Company’s attorneys’ fees if Executive breaches the covenant not to sue contained in this Section 2.B.

3.             Executive’s Understandings.  Executive acknowledges and represents that:

A.    Executive has the right to consult with an attorney regarding the meaning and effect of this Bring-down Release.

B.    Executive acknowledges that he was offered a period of twenty-one (21) calendar days from the date on which he received an unsigned copy of this Bring-down Release in which to consider whether or not to sign this Bring-down Release and that, having been advised of that entitlement, such period has expired.

C.    Executive may rescind (that is, cancel) within seven (7) calendar days of signing the Bring-down Release, the provisions of Section 2.A. of this Bring-down Release with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”) and that he may rescind within fifteen (15) calendar days of signing the Bring-down Release the provisions of Section 2.A. of this Bring-down Release with respect to claims arising under the Minnesota Human Rights Act (“MHRA Rescission Period”) (collectively, “Rescission Periods”).  To be effective, rescission must be in writing, delivered to Company at 5850 Opus Parkway, Suite 300, Minnetonka, MN  55343, ATTN:  Vice President, Human Resources, within the applicable Rescission Period, or sent to Company, at such address, by certified mail, return receipt requested, postmarked within the applicable Rescission Period.

4.             Executive’s Acknowledgements.  Executive acknowledges and represents that:  (a) he has read this Agreement and understands its consequences; (b) he has received adequate opportunity to read and consider this Agreement; (c) he has received adequate opportunity to consult an attorney regarding this Agreement, and either has consulted an attorney or decided of his own free will not to consult an attorney; (d) he has determined to execute this Agreement of his own free will and acknowledges that he has not relied upon any statements or explanations made by Company regarding this Agreement;  (e) the promises of Company made in this Bring-down Release constitute fair and adequate consideration for the promises, releases and agreements made by Executive in this Bring-down Release and the (date signed) Agreement between Executive and Company, (f) he is the legal party in interest in this Agreement, with legal title to all rights and claims asserted and hereby released; and (g) he has not filed for bankruptcy or assigned or transferred any rights against Employer to any other person or entity.

5.             Governing Law.  This Bring-down Release shall be construed and enforced in accordance with the laws of the State of Minnesota.  All actions regarding this Bring-down Release shall be brought in a state or federal court within the State of Minnesota.

6.             Effective Date.  This Bring-down Release shall be effective upon the date set forth below.

Dated:	July 31, 2008	/s/ Philip I. Smith
Philip I. Smith